Exhibit 99.6

DEUTSCHE BANK TRUST COMPANY AMERICAS

EXCHANGE AGENT AGREEMENT

September     , 2005

Deutsche Bank Trust Company Americas

Trust and Securities Services

60 Wall Street, 27th Floor

New York, NY 10005

Attention: Trust and Securities Services

Ladies and Gentlemen:

Kansas Gas and Electric Company, a Kansas corporation (the “Company”), is offering (the “Exchange Offer”) to exchange up to $320,000,000 of its new 5.647% Secured Facility Exchange Bonds, Series 2005, Due 2021 (the “2005 Exchange Bonds”) for an equal principal amount of its 5.647% Secured Facility Bonds, Series 2005, Due 2021 (the “2005 Bonds” and, together with the 2005 Exchange Bonds, the “Bonds”), pursuant to a prospectus (the “Prospectus”) included in the Company’s Registration Statement on Form S-4 (as amended from time to time the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) and attached hereto as Exhibit A. The Term “Expiration Date” shall mean 5:00 p.m., New York City time, on                     , 20    , unless the Exchange Offer is extended as provided in the Prospectus, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. Upon execution of this Agreement, Deutsche Bank Trust Company Americas will act as the Exchange Agent for the Exchange Offer (the “Exchange Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Prospectus.

A copy of each of the form of letter of transmittal (the “Letter of Transmittal”), the form of the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), the form of letter to brokers and the form of letter to clients (collectively, the “Tender Documents”) to be used by Holders of 2005 Bonds in order to receive 2005 Exchange Bonds pursuant to the Exchange Offer are attached hereto as Exhibit B.

The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any 2005 Bonds not theretofore accepted for exchange, upon the occurrence of any of the events specified in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer.” The Company

will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

The Company hereby appoints you to act as Exchange Agent in connection with the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act in accordance with the following provisions of this Agreement:

1. You are to mail or coordinate the mailing of the Prospectus and the Tender Documents to all of the Holders and participants on the day that you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof after the date thereof and to any persons who become Holders prior to the Expiration Date and to any persons as may from time to time be requested by the Company. All mailings pursuant to this Section 1 shall be by first class mail, postage prepaid, unless otherwise specified by the Company. You shall also accept and comply with telephone requests for information relating to the Exchange Offer provided that such information shall relate only to the procedures for tendering 2005 Bonds in (or withdrawing tenders of 2005 Bonds from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Greg Schlicht.

2. You are to examine Letters of Transmittal and the 2005 Bonds and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the 2005 Bonds are in proper form for transfer and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or , for any other reason, is not in proper form, or some other irregularity exists, you are authorized to endeavor to take such action as you consider appropriate to notify the tendering Holder of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the 2005 Bonds or as to any other irregularity in connection with the submission of Letters of Transmittal and/or 2005 Bonds and other documents in connection with the Exchange Offer, shall be made by the officers of, or counsel for, the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding.

3. At the written request of the Company or its counsel, Davis Polk & Wardwell, you shall notify tendering Holders of 2005 Bonds in the event of any such termination, you will return all tendered 2005 Bonds to the persons entitled thereto, at the request and expense of the Company or its counsel Davis Polk & Wardwell.

4. Tender of the 2005 Bonds may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer—Procedures for Tendering 2005 Bonds.” Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly delivered shall be considered to be properly tendered. Letters of Transmittal and Notices of Guaranteed Delivery shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you at the Company’s expense for one year. 2005 Exchange Bonds are to be issued in exchange for 2005 Bonds pursuant to the Exchange Offer only (i) against deposit with you prior to the Expiration Date or, in the case of a tender in accordance with the guaranteed delivery procedures outlined in Instruction 1 of the Letter of Transmittal, within three (3) New York Stock Exchange trading days after the Expiration Date of the Exchange Offer, together with executed Letters of Transmittal and other documents required by the Exchange Offer or (ii) in the event that the Holder is a participant in the Depository Trust Company (“DTC”) system, by the utilization of DTC’s Automated Tender Offer Program (“ATOP”) and any evidence required by the Exchange Offer.

You are hereby directed to establish an account with respect to the Bonds at The Depositary Trust Company (the “Book Entry Transfer Facility”) within two days after the date hereof in accordance with SEC Regulation 240.17 Ad. Any financial institution that is a participant in the Book Entry Transfer Facility system may, until the Expiration Date, make book-entry delivery of the 2005 Bonds by causing the Book Entry Facility to transfer such 2005 Bonds into your account in accordance with the procedure for such transfer established by the Book Entry Transfer Facility. In every case, however, a Letter of Transmittal (or a manually executed facsimile thereof), or an Agent’s Message, properly completed and duly executed, with any required signature guarantees and any other required documents must be transmitted to and received by you prior to the Expiration Date or the guaranteed delivery procedures described in the Offer must be complied with.

5. Upon oral or written request of the Company (with written confirmation of any such oral request thereafter), you will transmit by telephone, and promptly thereafter confirm in writing to Greg A. Greenwood, Treasurer, or such other persons as the Company may reasonably request, the aggregate number and principal amount of 2005 Bonds tendered to you and the number and principal amount of 2005 Bonds property tendered that day (substantially in the form of Exhibit 1 hereto). In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonable request.

6. Upon the terms and subject to the conditions of the Exchange Offer, delivery of 2005 Exchange Bonds will be made by you promptly after acceptance of the tendered 2005 Bonds. You will hold all items which are deposited for tender with you after 5:00 p.m. New York City time, on the Expiration Date pending further instructions from an officer of the Company.

7. If any Holder shall report to you that his or her failure to surrender 2005 Bonds registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to you an affidavit of loss and, if required by the Company, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and you in such form as is acceptable to you and the Company. The obligees to be named in each such indemnity bond shall include the Company and you. You shall report to the Company the names of all Holders who claim that their 2005 Bonds have been lost or destroyed and the principal amount of such 2005 Bonds.

8. As soon as practicable after the Expiration Date, you shall mail or deliver via the Book Entry Transfer Facility’s applicable procedures, the 2005 Exchange Bonds that such Holders may be entitled to receive and you shall arrange for cancellation of the 2005 Bonds submitted to you or returned by DTC in connection with ATOP. Such 2005 Bonds shall be forwarded to the Company for cancellation and retirement as you are instructed by the Company (or a representative designated by the Company) in writing.

9. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as Exhibit C. The Company also will reimburse you for your reasonable out-of-pocket expenses (including, but not limited to, reasonable attorneys’ fees not previously paid to you as set forth in Exhibit C) in connection with your services promptly after submission to the Company of itemized statements.

10. You are not authorized to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other person or to engage or utilize any person to solicit tenders.

11. As the Exchange Agent hereunder you:

(a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange Offer;

(b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any 2005 Bonds deposited with you hereunder, any 2005 Exchange Bonds, and

Tender Documents or other documents prepared by the Company in connection with the Exchange Offer;

(c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

(d) may rely on, and shall be fully protected and indemnified as provided in Section 12 hereof in acting upon, the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of any officer or agent of such other person or persons as may be designated or whom you reasonably believe have been designated by the Company;

(e) may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you in good faith and in accordance with such advice of such counsel;

(f) shall not at any time advise any person as to the wisdom of the Exchange Offer or as to the market value or decline or appreciation in market value of any 2005 Bonds or 2005 Exchange Bonds; and

(g) shall not be liable for any action which you may do or refrain from doing in connection with this Agreement except for your gross negligence, willful misconduct or bad faith.

12. The Company covenants and agrees to indemnify and hold harmless Deutsche Bank Trust Company Americas and its officers, directors, employees, agents and affiliates (collectively, the “Indemnified Parties” and each an “Indemnified Party”) against any loss, liability or reasonable expense of any nature (including reasonable attorneys’ and other fees and expenses), incurred without gross negligence, willful misconduct or bad faith on the part of such Indemnified Party, in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, such Indemnified Party shall use its best effort to notify the Company by letter, or by facsimile confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim; provided, however, that failure to so notify the Company shall not relieve the Company of any liability which it may otherwise have hereunder except such liability that is a direct result of such Indemnified Party’s failure to so notify the Company. The Company shall be entitled to participate at its own expense in the defense of any such claim or legal action and if the Company so elects or if the Indemnified Party in such notice to the Company so directs, the Company shall assume the defense of any suit brought to enforce any such claim. Notwithstanding anything to the contrary set forth herein, you shall be entitled to retain counsel of your choice in any suit and the Company shall pay the fees, expenses and disbursements of such counsel. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld or delayed if not adverse to the Company’s interests.

13. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

14. The parties hereto hereby irrevocably submit to the venue and jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Agreement, and the parties hereby irrevocably agree that all claims in respect of such action or proceeding arising out of or relating to this Agreement, shall be heard and determined in such a New York State or federal court. The parties hereby consent to and grant to any such court jurisdiction over the persons of such parties and over the subject matter of any such dispute and agree that delivery or mailing of any process or other papers in the manner provided herein, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

15. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Tender Documents, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.

16. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

18. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 9, 12 and 13 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Trustee any certificates for 2005 Bonds or 2005 Exchange Bonds, funds or property then held by you as Exchange Agent under this Agreement.

19. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed first class certified or registered mail, postage prepaid, or telecopied as follows:

If to Company:	Kansas Gas and Electric Company 818 S. Kansas Avenue Topeka, Kansas 66612 Telephone: (785) 575-1625 Telecopier No: (785) 575-8061 Attn: General Counsel

and a copy to:	Davis Polk & Wardwell 1600 El Camino Real Menlo Park, CA 94025 Telephone: (650) 752-2000 Telecopier No.: (650) 752-2111 Attn: Daniel G. Kelly, Jr.

If to you:	Deutsche Bank Trust Company Americas Trust and Securities Services 60 Wall Street, 27th Floor New York, NY 10005 Attn.: Annie Jaghatspanyan Telephone: (212) 250-2217 Telecopier: (212) 797-8614

or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purposes.

20. This Agreement and all of the obligations hereunder shall be assumed by any and all successors and assigns of the Company.

If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.

Very truly yours,

By:
Name: Larry D. Irick Title: Secretary

Agreed to          this day of                     , 2005

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Exchange Agent

By:
Name: Title: